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                                                                      EXHIBIT 21


                   SUBSIDIARIES OF UNITED PARCEL SERVICE, INC.
                              AS OF MARCH 28, 2001

NAME OF SUBSIDIARY                                  JURISDICTION OF ORGANIZATION
- ------------------                                  ----------------------------
United Parcel Service General Services Co.          Delaware
UPICO Corporation                                   Delaware
UPINSCO, INC.                                       Virgin Islands
UPS Logistics Group, Inc.                           Delaware
UPS Worldwide Forwarding, Inc.                      Delaware
United Parcel Service, Inc.                         New York
C.C. & E. Holding, LLC                              Delaware
United Parcel Service, Inc.                         Ohio

The names of particular subsidiaries are omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.